As filed with the Securities and Exchange Commission on June 21, 2017

Registration No. 333-177398

Registration No. 333-189557

Registration No. 333-197083

Registration No. 333-205636

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-177398

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-189557

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-197083

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-205636

UNDER
THE SECURITIES ACT OF 1933

TANGOE, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1571143
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 Executive Boulevard,
Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 1999 Stock Plan
Amended and Restated Employee Stock Option/Stock Issuance Plan
Amended and Restated Executive Stock Option/Stock Issuance Plan
2005 Stock Incentive Plan
2011 Stock Incentive Plan
(Full titles of the plans)

Robert Irwin
 Chief Executive Officer
Tangoe, Inc.
35 Executive Boulevard
Orange, Connecticut 06477
(Name and address of agent for service)

(203) 859-9300

(Telephone number, including area code, of agent for service)

Copies to:

Rick Presutti

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
 Telephone: (212) 756-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment relates to the following Registration Statements of Tangoe, Inc., a Delaware Corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

1.                         Registration Statement No. 333-177398 filed with the Securities and Exchange Commission (the “Commission”) on October 19, 2011 registering 10,620,289 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 755,034 shares issuable under the Amended and Restated 1999 Stock Plan, (ii) 107,722 shares issuable under the Amended and Restated Employee Stock Option/Stock Issuance Plan, (iii) 109,307 shares issuable under the Amended and Restated Executive Stock Option/Stock Issuance Plan, (iv) 6,027,556 shares issuable under the 2005 Stock Incentive Plan and (v) 3,620,670 shares issuable under the 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”).

2.                         Registration Statement No. 333-189557 filed with the Commission on June 24, 2013 registering an additional 1,000,000 shares of Common Stock under the 2011 Stock Incentive Plan.

3.                         Registration Statement No. 333-197083 filed with the Commission on June 27, 2014 registering an additional 950,000 shares of Common Stock under the 2011 Stock Incentive Plan.

4.                         Registration Statement No. 333-205636 filed with the Commission on July 13, 2015 registering an additional 2,200,000 shares of Common Stock under the 2011 Stock Incentive Plan.

The Registrant is filing this Post-Effective Amendment (this “Amendment”) to the Registration Statements to deregister the shares of the Registrant’s common stock, par value $0.0001 per share, registered with the Commission on the Registration Statements that remain unsold as of the date of this Amendment.

On June 16, 2017, pursuant to an Agreement and Plan of Merger, dated April 27, 2017 (the “Merger Agreement”), by and among the Registrant, Asentinel, LLC, a Delaware limited liability company (“Parent”), and TAMS Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of Connecticut, on June 21, 2017.

TANGOE, INC.

By:	/s/ Robert Irwin
Robert Irwin
Chief Executive Officer

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